Exhibit 99.4

FORM OF SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of May 15, 2016 by and between Luminex Corporation, a Delaware corporation (“Parent”), and the undersigned stockholder (“Stockholder”) of Nanosphere, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, Parent, Commodore Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company have entered into that certain Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will commence a tender offer (the “Offer”) for each of the issued and outstanding shares of Company Common Stock for One Dollar and Thirty-five Cents ($1.35) in cash per share (the “Offer Price”), following completion of the Offer, Merger Sub will be merged with and into the Company (the “Merger”) as a result of which all the then-outstanding shares of common stock of the Company not tendered in the Offer will be canceled and converted into the right to receive cash in an amount equal to the Offer Price, and the Company will thereupon become a wholly owned subsidiary of Parent.

WHEREAS, as of the date hereof, Stockholder is the Beneficial Owner (as defined below) of the Shares (as defined below) set forth on the signature page of this Agreement.

WHEREAS, in consideration of the execution of the Merger Agreement by Parent, as required by Parent, Stockholder (in Stockholder’s capacity as a stockholder of the Company) is hereby agreeing to tender and, if requested by Parent or Merger Sub, vote the Shares (as defined below) in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

AGREEMENT

1. Certain Definitions.

(a)	All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

(b)	For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

“Beneficial Ownership” (and words of correlative meaning) shall mean “beneficial ownership” within the meaning of Rule 13d-3 promulgated under the Exchange Act. A “Beneficial Owner” is a Person that has Beneficial Ownership of any securities.

“Expiration Date” shall mean the earlier of (i) the Effective Time and (ii) such date and time as the Merger Agreement shall have been validly terminated pursuant to the terms thereof.

“Shares” shall mean any shares of Company Common Stock owned as of the date hereof, or hereafter acquired, by the Stockholder, or for which the Stockholder otherwise becomes the record or Beneficial Owner, prior to the termination of this Agreement, including any shares of Company Common Stock issuable upon the exercise of any Company Stock Option or Warrants with an exercise price less than the Offer Price or issuable upon the conversion of any other capital stock of the Company with a conversion price less than the Offer Price (collectively, “In The Money Company Securities”).

“Transfer” (and words of correlative meaning) shall mean any direct or indirect (i) sale, transfer, assignment, hypothecation, pledge, encumbrance, granting of an option with respect to (or otherwise entering into a hedging arrangement with respect to), tender or other disposition (by merger, by testamentary disposition, by operation of law or otherwise) of, any Company Securities or any interest in any Company Securities, (ii) deposit (or permit the deposit) of any Company Securities into a voting trust or entry into a voting agreement or arrangement or similar Contract or grant any proxy or power of attorney or give instructions with respect thereto that is inconsistent with the terms of this Agreement, or (iii) agreement or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clause (i) or (ii).

2. Transfer Restrictions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, the Stockholder shall not Transfer (or cause or permit the Transfer of) any of Company Securities, or enter into any agreement relating thereto, except (i) by selling already-owned Company Securities either to pay the exercise price upon the exercise of a Company Stock Option or to satisfy the Stockholder’s tax withholding obligation upon the exercise of a Company Stock Option, in each case as permitted by any Company Employee Plan or Company Equity Award, (ii) by Transferring Company Securities to Affiliates, immediate family members, a trust established for the benefit of Stockholder and/or for the benefit of one or more members of Stockholder’s immediate family or charitable organizations or upon the death of the Stockholder, provided that, as a condition to such Transfer, the recipient agrees to be bound by this Agreement, (iii) with Parent’s prior written consent given at Parent’s sole discretion. Any Transfer, or purported Transfer, of Company Securities in breach or violation of this Agreement shall be void and of no force or effect, other than a Transfer to Merger Sub (or Parent on Merger Sub’s behalf) pursuant to the Offer.

3. Tender Agreements.

(a)	Agreement to Tender Shares in Offer. At least five (5) Business Days prior to the initial expiration date of the Offer, Stockholder shall take all action necessary to properly and validly tender all Shares in the Offer, including, without limitation, by delivering to the depositary designated in the Offer, certificates representing the Shares and all other documents or instruments required to be delivered pursuant to the terms of the Offer, and instructing such Stockholder’s broker or such other person who is the holder of record of any Shares to tender such Shares for exchange in the Offer pursuant to the terms and conditions of the Offer. Upon tendering any Shares in the Offer pursuant to the preceding sentence, Stockholder shall not withdraw any such Shares from the Offer except as may be permitted by Section 3(b). The terms of this Section 3(a) shall automatically terminate, without any action on the part of Parent, Merger Sub or Stockholder, upon the Expiration Date.

(b)	Agreement Not to Tender Shares in Competing Offer. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, Stockholder shall not tender the Shares into any tender or exchange offer commenced by a Person other than Parent, Merger Sub or any other Subsidiary of Parent or agree to do any of the foregoing. Notwithstanding anything to the contrary in this Agreement, to the extent the Company is permitted to take the actions set forth in Section 6.04 of the Merger Agreement with respect to a Company Acquisition Proposal, Stockholder and its representatives will be free to participate in any discussions or negotiations regarding such Company Acquisition Proposal (including, without limitation, regarding any related stockholders’ consent or voting agreement) with the Person making such Company Acquisition Proposal and to otherwise take action to the extent (and only to the extent) the Company may take such action, provided that in each such case such action by such Stockholder and its representatives would be permitted to be taken by the Company pursuant to Section 6.04 of the Merger Agreement. For purposes of this Section 3(b), the Company will be deemed not to be a representative of Stockholder, and any officer, director, employee, agent or advisor of the Company (in each case, acting in their capacities as such) will be deemed not to be a representative of Stockholder. For the avoidance of doubt, nothing in this Section 3(b) shall affect in any way the obligations of any Person (including the Company) under Section 6.04 of the Merger Agreement.

4. Voting Agreement.

(a)	At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, at every meeting of the Company Stockholders (if any) called, and at every adjournment, postponement or recess thereof, and on every action or approval by written consent of the Company Stockholders, in each case to the extent any of the transactions, actions or proposals contemplated by clauses (a)(i) through (iii) below are or will be considered, Stockholder (in Stockholder’s capacity as a holder of Company Securities) shall, or shall cause the holder of record on any applicable record date to, vote the Shares:

(i)	for adoption and approval of the Merger Agreement and the transactions and agreements contemplated thereby;

(ii)	against approval of any proposal made in opposition to, or in competition with, consummation of the Offer, the Merger or any other transactions contemplated by the Merger Agreement; and

(iii)

against any of the following actions (other than those actions that relate to the Offer, the Merger and any other transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, or reorganization of the Company or any of its Subsidiaries,

(B) any sale, lease or transfer of any significant part of the assets of the Company or any of its Subsidiaries, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of its Subsidiaries, (D) any material change in the capitalization of the Company or any of its Subsidiaries, or the corporate structure of the Company or any of its Subsidiaries, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Offer, the Merger or any other transaction expressly contemplated by the Merger Agreement.

(b)	At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, in the event that a meeting of the Company Stockholders is held at which any of the transactions, actions or proposals contemplated by clauses (a)(i) through (iii) above are or will be considered, Stockholder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum.

5. Agreement Not to Exercise Appraisal Rights. Stockholder shall not exercise any rights (including under Section 262 of the Delaware General Corporation Law) to demand appraisal of any Shares that may arise with respect to the Merger.

6. Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement (including, for the avoidance of doubt, Section 10) shall (or require Stockholder to attempt to) limit or restrict Stockholder (or any designee or other person who is a director or an officeholder of the Company (including, as applicable, any officeholder or director of the Company who is a partner, officer, employee or affiliate of the Stockholder) from acting in his or her capacity as a director or officer of the Company, if applicable, or voting in such Person’s sole discretion on any matter (it being understood that this Agreement shall apply to Stockholder solely in Stockholder’s capacity as a holder of Company Securities), including, for the avoidance of doubt, taking any action permitted by Section 6.04(b) of the Merger Agreement, and none of such actions in such capacity shall be deemed to constitute a breach of this Agreement.

7. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to any Company Securities. All rights, ownership, and economic benefits of and relating to the Company Securities shall remain vested in and belong to Stockholder, and Parent and Merger Sub shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct Stockholder in the voting of any of the Company Securities, except as otherwise provided herein.

8. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants (in Stockholder’s capacity as a holder of Company Securities) to Parent that:

(a)	Authority; Binding Agreement. Stockholder has the legal power and authority to execute and deliver this Agreement, to perform Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Stockholder of this Agreement, the performance by Stockholder of Stockholder’s obligations hereunder and the consummation by Stockholder of the transactions contemplated hereby have been duly and validly authorized by Stockholder and no other actions or proceedings on the part of Stockholder are necessary to authorize the execution and delivery by Stockholder of this Agreement, the performance by Stockholder of Stockholder’s obligations hereunder or thereunder or the consummation by Stockholder of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitute a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with their respective terms except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

(b)	No Conflicts. Except for filings that may be required under the Securities Act, the Exchange Act, other similar securities laws, and assuming all notifications, filings, registrations, permits, authorizations, consents or approvals to be obtained or made by the Company, Parent or Merger Sub in connection with the transactions contemplated by the Merger Agreement are obtained or made, no filing with, and no permit, authorization, consent, or approval of, any Governmental Entity is necessary on the part of the Stockholder for the execution by Stockholder of this Agreement, the performance by Stockholder of Stockholder’s obligations hereunder and thereunder and the consummation by Stockholder of the obligations of the Stockholder contemplated hereby and thereby. Assuming all notifications, filings, registrations, permits, authorizations, consents or approvals to be obtained or made by the Company, Parent or Merger Sub in connection with the transactions contemplated by the Merger Agreement are obtained or made, none of the execution and delivery by Stockholder of this Agreement, the performance by Stockholder of its obligations hereunder or thereunder or the consummation by Stockholder of the obligations of the Stockholder contemplated hereby will (i) conflict with or result in any breach of any organizational documents of the Company applicable to Stockholder, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any Contract or obligation of any kind to which Stockholder is a party or by which Stockholder or any of Stockholder’s properties or assets may be bound, or (iii) violate any Laws applicable to Stockholder or any of Stockholder’s properties or assets, except where any such failure would not interfere with such Stockholder’s ability to perform his, her or its obligations hereunder.

(c)	Ownership of Shares. As of the date of this Agreement, Stockholder (i) is the Beneficial Owner of the Shares including the In The Money Company Securities as indicated on the signature page to this Agreement, all of which are free and clear of any Liens, (except any Liens arising under securities Laws or arising hereunder), and (ii) does not own, beneficially or otherwise, any Company Securities other than (x) the Shares indicated on the signature page to this Agreement or (y) other Company Securities which are not In The Money Company Securities.

(d)	Voting Power. Except as otherwise set forth in this Agreement, Stockholder has or will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth herein, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

(e)	Reliance by Parent. Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement.

9. Maximum Shares Subject to Agreement. In the event that the number of Shares Beneficially Owned by Stockholder and all other stockholders of the Company that enter into substantially similar agreements with Parent (plus any other shares of “voting stock” of the Company of which Parent or Merger Sub may be deemed the “owner,” as such terms are defined in Section 203 of the Delaware General Corporation Law) would in the aggregate otherwise result in Parent or Merger Sub being deemed the “owner” of 14.9% of the total outstanding “voting stock” of the Company at the time the Merger Agreement is approved by the Board of Directors of the Company, the number of Shares subject to this Agreement and any substantially similar agreements shall be proportionately and equitably allocated such that the aggregate number of Shares subject to all agreements entered into by Parent with the Stockholder and any other stockholders of the Company (plus any other shares of “voting stock” of the Company of which Parent or Merger Sub may be deemed the “owner”) shall be no greater than the lesser of 14.9% of the total outstanding “voting stock” of the Company (i) as of such time and (ii) as of the date of the commencement of the Offer.

10. Certain Restrictions. Stockholder shall not, directly or indirectly, take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect.

11. Disclosure. Subject to reasonable prior notice and approval (which shall not be unreasonably withheld or delayed), Stockholder shall permit and hereby authorizes Parent to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent reasonably determines to be necessary or desirable in connection with the Offer, the Merger and any transactions related to thereto, Stockholder’s identity and ownership of Company Securities and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement.

12. Further Assurances. Subject to the terms and conditions of this Agreement, Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill Stockholder’s obligations under this Agreement.

13. Merger Agreement. Stockholder hereby acknowledges receipt of, and has had an opportunity to read and understand, the Merger Agreement (including exhibits and schedules thereto).

14. Termination. This Agreement shall terminate and shall have no further force or effect as of the earliest of (a) the Expiration Date and (b) the entry without the prior written consent of Stockholder into any amendment or modification to the Merger Agreement or any waiver of any of the Company’s rights under the Merger Agreement, in each case, that results in (i) a decrease in the Offer Price or Merger Consideration (each as defined in the Merger Agreement on the date hereof) or (ii) a change in the form of consideration to be paid in the Offer or in the form of Merger Consideration. Notwithstanding the foregoing, nothing set forth in this Section 14 or elsewhere in this Agreement shall relieve either party hereto from any liability, or otherwise limit the liability of either party hereto, for any breach of this Agreement occurring prior to the termination hereof.

15. Miscellaneous.

(a)	Certain Interpretations.

(i) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

(ii) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(iii) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(b)	Entire Agreement. This Agreement contains the entire understanding of the parties hereto in respect of the subject matter hereof, and supersede all prior negotiations, agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

(c)	No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(d)

Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable or would cause the Merger

Agreement or transactions contemplated thereby to fail to satisfy Section 251(h) of the Delaware General Corporation Law (“Section 251(h)”), the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such illegal, void or unenforceable provision of this Agreement, or such provision that causes the Merger Agreement or transactions contemplated thereby to fail to satisfy Section 251(h), with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(e)	Assignment. No party may assign either this Agreement or any of such party’s rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(f)	Amendment; Waiver. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance with any of the terms or conditions of this Agreement. The failure of either party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with such party’s obligation under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.

(g)	Specific Performance. The parties hereto acknowledge that Parent shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

(h)	Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(i)

Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement (“Notices”) shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party at the address set forth below or on the signature page for such party; (b) when received when sent by facsimile to the number set forth below or on the signature page for such party; (c) when sent via electronic mail in the form of a PDF attachment to the electronic mail address set forth below or on the signature page for such party, provided that the sending party receives confirmation by return electronic mail or sends a confirming copy by one of the other methods permitted hereunder; (d) three (3) Business Days after deposit in the U.S. mail with first class or certified mail return receipt requested, postage prepaid and addressed to the applicable Person at the address as set forth below or on the signature page for such party; or (e) the next Business Day after deposit with a national overnight delivery service, cost prepaid, addressed to the applicable Person at the address as set forth below or on the signature page for such party with next Business Day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. A party may change or supplement the addresses on the signature page for such party, or designate additional addresses for purposes of this Section 15(i) by giving the other parties written notice of the new address in the manner set forth above.

If to Parent or Merger Sub, to:

Luminex Corporation

12212 Technology Blvd.

Austin, TX 78727

Attention: Homi Shamir, Chief Executive Officer

Facsimile: 512-219-6325

Email: hshamir@luminexcorp.com

and

Attention: Richard Rew, Sr. VP, General Counsel and Corporate Secretary

Facsimile: 512-219-6325

Email: rrew@luminex.com

with a copy (which will not constitute notice to Parent or Merger Sub) to:

Smith, Gambrell & Russell, LLP

Promenade, Suite 3100

1230 Peachtree Street, N.E.

Atlanta, GA 30309-3592

Attention: Jonathan M. Minnen

Facsimile: 404-685-6958

Email: jminnen@sgrlaw.com

If to Stockholder to:

To the address for notice set forth on the signature page hereto.

with a copy (which shall not constitute notice to Stockholder) to:

Nanosphere, Inc.

4088 Commercial Avenue

Northbrook, IL 60062

Attention: Michael K. McGarrity, President and CEO

Facsimile: 847-400-9199

Email: mmcgarrity@nanosphere.us

Seyfarth Shaw LLP

6290 Eighth Avenue

New York, NY 10018

Attention: Blake Hornick

Facsimile: 917-344-1203

Email: bhornick@seyfarth.com

(j)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(k)	Consent to Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Chancery Court or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, then any state court located within New Castle County, State of Delaware or any federal court located in the State of Delaware in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby (including the Offer and the Merger) in any jurisdiction or courts other than as provided herein.

(l)	WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

(m)	Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the expenses, whether or not the Offer and the Merger are consummated.

(n)	Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed to be effective as of the date first above written.

LUMINEX CORPORATION

By:
Name:
Title:

[Signature Page to Support Agreement]

STOCKHOLDER:

(Name of Entity, if an entity)

By:
Name:
Title:
Address:

Facsimile:

Shares of Nanosphere, Inc. that are Beneficially Owned:

Shares of Company Common Stock

Shares of Company Common Stock issuable upon exercise or conversion of In The Money Company Securities

[Signature Page to Support Agreement]